SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 3)


                                    ICO, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449293109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 449293109                                           Page 2 of 9 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              243,091 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              243,091 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    243,091 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  PN
--------------------------------------------------------------------------------
(1) Comprised of (A) 229,213 shares of common stock, no par value per share (the "Common Stock"), and (B) 13,860 shares of preferred stock, no par value per share (the "Preferred Stock").

CUSIP No. 449293109                                           Page 3 of 9 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Partners Small Cap Value, L.P. I   13-3953291
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              250,267 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              250,267 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    250,267 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

(1) Comprised of (A) 233,667 shares of Common Stock and (B) 16,600 shares of Preferred Stock.

CUSIP No. 449293109                                           Page 4 of 9 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              122,720 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              122,720 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    122,720 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  CO
--------------------------------------------------------------------------------

(1) Comprised of (A) 112,120 shares of Common Stock and (B) 10,600 shares of Preferred Stock.

CUSIP No. 449293109                                           Page 5 of 9 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital Management, LLC         13-4018186
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: New York
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              493,340 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              493,340 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    493,340 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.9% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares of Common Stock and Preferred Stock, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.

CUSIP No. 449263109                                           Page 6 of 9 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[ ]
    (b)[X]  Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Cayman Islands
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              122,720 Shares (1)
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              122,720 Shares (1)
                              --------------------------------------------------
                           8) Shared Dispositive Power

--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    122,720 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.5% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares of Common Stock and Preferred Stock which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).        Name of Issuer:

                  ICO, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  5333 Westheimer, Suite 600, Houston, Texas 77056
                  --------------------------------------------------------------

ITEM 2(a).        Names of Persons Filing:

                  Wynnefield Partners Small Cap Value, L.P. ("Partners")
                  --------------------------------------------------------------
                  Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
                  --------------------------------------------------------------
                  Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
                  --------------------------------------------------------------
                  Wynnefield Capital Management, LLC ("WCM")
                  --------------------------------------------------------------
                  Wynnefield Capital, Inc. ("WCI")
                  --------------------------------------------------------------


ITEM 2(b).        Address of Principal Business Office Or, If None, Residence:

                  450 Seventh Avenue, Suite 509, New York, NY 10123
                  --------------------------------------------------------------

ITEM 2(c).        Citizenship:

                  Partners and Partners I are Delaware Limited Partnerships
                  --------------------------------------------------------------
                  Fund and WCI are Cayman Islands Companies
                  --------------------------------------------------------------
                  WCM is a New York Limited Liability Company


ITEM 2(d).        Title of Class of Securities:

                  Common Stock, No Par Value
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP Number:     449293109
                                    ---------

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is:

        None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4. Ownership:

(a)  Amount beneficially owned by all reporting persons: 616,060 Shares (1)
(b)  Percent of class: 2.4 % of Common Stock (1)
(c)  Number of shares as to which the reporting persons have:
     (i)    sole power to vote or to direct the vote:
            616,060 Shares (1)
     (ii)   shared power to vote or to direct the vote
     (iii)  sole power to dispose or to direct the disposition:
            616,060 Shares (1)
     (iv)   shared power to dispose or to direct the disposition
 ----
(1) Includes shares of Preferred Stock convertible into Common Stock at the option of the holder.

ITEM 5. Ownership of five percent or less of a class. If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: |X|

ITEM 6.     Ownership of more than five percent on behalf of another person.

            Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

            Not applicable.

ITEM 8.     Identification and classification of members of the group.

            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.     Notice of dissolution of group.    Not applicable.

ITEM 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 2005
                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                By:  Wynnefield Capital, Inc.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                                WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Co-Managing Member

                                WYNNEFIELD CAPITAL, INC.

                                     By: /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President